Exhibit 10.13

EMPLOYEE RESTRICTED STOCK GRANT AGREEMENT
PURSUANT TO THE TERMS OF THE
METROPCS COMMUNICATIONS, INC.
2010 EQUITY INCENTIVE COMPENSATION PLAN

THIS EMPLOYEE RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), effective as of ________ (the “Grant Date”), is by and between MetroPCS Communications, Inc., a Delaware corporation (the “Company”), and [First Name, Middle Name, and Last Name] (the “Grantee”).
1.Grant of Restricted Stock.

(a)The Company grants to Grantee ____________ restricted shares (“Restricted Stock”) of the Company's common stock, par value $0.0001 per share (the “Common Stock”), with a grant date effective as of the Grant Date specified above.

(b)The Restricted Stock is granted pursuant to, and implemented in part by, the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, as it may be further amended and in effect from time to time (the “2010 Plan”), and is subject to the provisions of the 2010 Plan, which is incorporated by reference into and made a part of this Agreement in its entirety, and administrative interpretations thereunder, if any, adopted by the Company's Compensation Committee, as well as the provisions of this Agreement.

(c)The Restricted Stock, on and after the Grant Date, unless and until such Restricted Stock is forfeited to or cancelled by the Company, will have all of the rights and privileges of a holder of Common Stock of record of the Company with respect to such Restricted Stock, including all voting and dividend rights, stock split rights, and other rights and privileges available under the Company's Certificate of Incorporation, Bylaws, and applicable law, and will be subject only to such restrictions as are applicable to the Restricted Stock under this Agreement, including Section 6(e) hereof, and under the 2010 Plan.

(d)By acceptance of this Restricted Stock, Grantee agrees to be bound by all the terms, conditions, and limitations of both this Agreement and the 2010 Plan, as implemented by this Agreement. In the event of a conflict between this Agreement and the 2010 Plan, the 2010 Plan shall control.

(e)All capitalized terms have the meanings set forth in the 2010 Plan unless otherwise specifically provided in this Agreement. All references to specified “Sections” pertain to sections of this Agreement unless otherwise provided.

2.Vesting.

(a)Vesting of the Restricted Stock shall be measured from the Grant Date (the “Vesting Commencement Date”).

(b)Unless accelerated as provided in Section 4 of this Agreement, the Restricted Stock subject to this Agreement shall vest as set forth below. Notwithstanding anything in this Agreement to the contrary, no portion of the Restricted Stock will vest after Grantee's cessation of service with the Company. Partial shares of Restricted Stock will not vest.

The Restricted Stock shall vest in installments in accordance with the following schedule:

Vesting Dates	Percentage of Restricted Stock Vested on Such Vesting Date
Vesting Commencement Date	—%
12-month anniversary of Vesting Commencement Date	25%
Following the 12-month anniversary of the Vesting Commencement Date, each quarterly anniversary of the Vesting Commencement Date for 12 successive quarters	6.25%

(c)Except as provided in Section 8(a) hereof, the Restricted Stock may be sold, transferred, alienated, pledged or hypothecated only to the extent that, and only after, the Restricted Stock has vested. The Restricted Stock is also restricted in the sense that the Restricted Stock may be forfeited to the Company; in the event that the Restricted Stock is forfeited to the Company as provided in Section 3 of this Agreement, the Company shall have the right to deliver the Restricted Stock to the Company's transfer agent for, at the Company's election, cancellation or transfer to the Company. The Restricted Stock will become fully vested, transferable, and saleable upon the occurrence of a Change of Control as provided in Section 4.

3.Termination of Employment; Retirement; Death; Disability.

(a)Upon a termination of Grantee's employment for Retirement, death or Disability, or for any other reason, the Grantee's rights to the Restricted Stock will be governed by the terms of Section 10.11 of the 2010 Plan, including that upon a termination of Grantee's employment for death, Retirement or Disability, or for any other reason, (i) all unvested shares of Restricted Stock will be immediately forfeited to the Company and (ii) Grantee will retain ownership of all vested shares of Restricted Stock.

(b)Notwithstanding any provision herein to the contrary, in the event that any inconsistency between this Section 3 and any employment agreement entered into by and between Grantee and the Company, the terms of the employment agreement will control.

(c)Notwithstanding any provision herein to the contrary, the vesting of Restricted Stock for a Grantee who is on military, sick leave or other bona fide leave of absence will be governed by Section 1.6 of the 2010 Plan.

4.Change of Control.

(a)Notwithstanding the vesting schedule noted above in Section 2, in the event that a Change of Control occurs, as defined in Section 1.2 of the 2010 Plan, as provided in Section 10.12(a) of the 2010 Plan all restrictions and conditions on the Restricted Stock then outstanding shall be deemed satisfied in full, and any restriction period or other limitations on payment in full with respect to the Restricted Stock shall be deemed to have expired as of the date of the Change of Control, and the Restricted Stock shall become fully vested, transferable, and saleable.

(b)If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period beginning on the date the Change in Control is deemed to have occurred to require Grantee to transfer and deliver to the Company all Restricted Stock previously granted to Grantee in exchange for an amount equal to the “cash value” (defined below) of the Restricted Stock. Such right shall be exercised by written notice to the Grantee. The cash value of the Restricted Stock shall equal the sum of (i) all cash to which the Grantee would be entitled upon settlement of the Restricted Stock which is a Full Value Award (determined by reference to the applicable Change of Control transactions described below in (A) - (E) of this Subsection) and (ii) in the case of any Restricted Stock that is not a Full Value Award, the excess of the “market value” (determined by reference to the applicable Change of Control transactions described below in (A) - (E)) per share over the exercise price, if any, multiplied by the number of shares subject to such Restricted Stock. For purposes of the preceding sentence, the “cash value” due to the Grantee or the “market value” per share shall be determined according to one of the following clauses, whichever is determined by the Committee to be most applicable to the Change in Control in question: (A) the price per share of Common Stock offered to holders of Common Stock in any merger or consolidation; (B) the per share Fair Market Value of the Common Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets; (C) the average of the Fair Market Value per share of Common Stock on each of the five (5) trading days immediately following the date a Change in Control is deemed to have occurred, (D) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change in Control takes place; or (E) if such Change in Control occurs other than pursuant to a transaction described in clauses (A), (B), (C), or (D) above, the Fair Market Value per share of the shares that may otherwise be obtained with respect to such Restricted Stock or to which such Restricted Stock track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Restricted Stock. The amount payable to the Grantee by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld. In the event that the consideration offered to holders of the Company's Common Stock as a result of a Change of Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on the Grantee to the extent applicable to the Restricted Stock held by such Grantee.

5.Reorganization of Company and Subsidiaries.

The existence of the Restricted Stock will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6.Certain Restrictions.

(a)The Committee, in its sole discretion, may issue a separate certificate for the Restricted Stock subject to the restrictions applicable to the Restricted Stock, which certificate will contain an appropriate legend describing such restrictions, and/or may establish an escrow or other custodial arrangement for holding of the certificate by a person (other than Grantee) selected by the Committee. The Grantee may be required to execute a stock power endorsed in blank until such time as the restrictions on the Restricted Stock have lapsed.

(b)By accepting the Restricted Stock, Grantee agrees that at the time of receipt the Restricted Stock may not be covered by an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), in which case Grantee will acquire the Restricted Stock for Grantee's own account and without a view to resell or distribute in violation of the Act or any other securities law, and upon any such acquisition, Grantee will enter into such written representations, warranties and agreements as the Company may reasonably require in order to comply with the Act or any other securities law or with this Agreement. Grantee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Restricted Stock hereunder to comply with any law, rule or regulation that applies to the Restricted Stock.

(c)By accepting the Restricted Stock, Grantee agrees to comply with any applicable restrictions imposed by the Act, including restrictions imposed by Rule 144 as promulgated under the Act, as amended from time to time.

(d)By accepting the Restricted Stock, Grantee agrees to comply with the Company's Policy on the Prevention of Insider Trading and Misuse of Confidential Information of MetroPCS Communications, Inc. and its Subsidiaries (the “Insider Trading Policy”) with respect to dispositions of the Restricted Stock, as in effect from time to time.

(e)By accepting the Restricted Stock, Grantee acknowledges his or her understanding that solely during the Restricted Stock's vesting period, (i) each time the holders of Common Stock of record of the Company are requested to vote on any issue, the unvested Restricted Stock subject to this Agreement shall be voted as “For,” “Against” or “Abstention” in the exact proportion to the “For,” “Against” or “Abstention” votes that resulted from the applicable vote prior to taking into consideration the vote of the unvested Restricted Stock; and (ii) in the event dividends are declared and issued by the Board, each dividend payment related to the unvested Restricted Stock shall be forfeited to the Company without payment to Grantee; such proportionate voting requirements and dividend forfeitures shall lapse immediately on each share of Restricted Stock as it vests in accordance with Sections 2, 3 or 4 of this Agreement, as applicable.

7.Delivery of Stock.

Pursuant to Section 10.5 of the 2010 Plan and subject to withholding requirements of Article X of the 2010 Plan, at the expiration of the Restricted Period, the Restricted Stock shall be shown in book entry form (to the nearest full share) with respect to which the Restriction Period has expired held by the Grantee free and clear of any restrictions relative to the 2010 Plan. In addition, if requested by the Grantee, the Company will deliver to the Grantee a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired without charge to the Grantee, or his personal representative free of all restrictions under the 2010 Plan. The value of such Restricted Stock shall not bear any interest owing to the passage of time. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock will be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.

8.Nontransferability of Unvested Shares.

(a)The unvested Restricted Stock granted pursuant to this document is not transferable other than in accordance with Section 10.8 of the 2010 Plan.

(b)Upon any such transfer of unvested Restricted Stock, the terms applicable to the Grantee, including but not limited to Sections 1, 2, 3, 4, 7, and 8 of this Agreement, will be equally applicable to the transferee.

(c)No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Grantee or of a subsequent transferee.

(d)The Committee may also impose on the transferred Restricted Stock additional terms and conditions deemed necessary or appropriate by the Committee, including, but not limited to, such written representations, if any, concerning the holder's intentions with regard to the retention or disposition of the unvested Restricted Stock being acquired and such written covenants and agreements, if any, as to the manner of disposal of such unvested Restricted Stock as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder's death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

(e)Such terms and conditions will be set forth in such documents issued to the transferee as the Committee may deem appropriate.

(f)The Committee may establish procedures pursuant to which such assignments will be accomplished.

9.Amendment and Termination.

Neither the Board nor the Committee may terminate the Restricted Stock without the written consent of the Grantee, and no amendment or termination of the Restricted Stock may adversely affect the rights, privileges or benefits of the Grantee under this Agreement without the written consent of the Grantee; provided, however, that the restrictions of this Section 9 shall not apply to the extent that applicable legal or securities requirements may so require an action that is otherwise prohibited by this Section 9.

10.No Guarantee of Employment.

The Restricted Stock does not confer on the Grantee any right with respect to employment or other service with the Company or any of its Affiliates, nor does it interfere in any way with any right the Company or any of its Affiliates would otherwise have to terminate Grantee's employment at any time.

11.Withholding of Taxes.

Grantee is liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock hereunder. Grantee agrees to pay to the Company any federal, state, or local taxes of any kind required by law to be withheld and remitted by the Company with respect to the Restricted Stock. The Grantee may satisfy such tax obligation, in whole or in part, by (i) paying the Company any tax withholding amounts on or before the Restricted Stock vests, (ii) electing to have the Company withhold a portion of the Restricted Stock otherwise to be delivered upon vesting of the Restricted Stock with a Fair Market Value equal to the amount of such minimum tax withholding, or (iii) delivering to the Company other shares of common stock of the Company with a Fair Market Value equal to the amount of such minimum tax withholding. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. If the Grantee does not make such payment to the Company or elect to have the Company withhold a portion of the Restricted Stock to satisfy such withholding obligations prior to the date that the amount of tax to be withheld is determined, the Company shall have the right to withhold from any payment of any kind otherwise due, or Restricted Stock to be delivered, to the Grantee from the Company, any federal, state or local taxes of any kind required by law to be withheld with respect to the award or vesting of the Restricted Stock.

12.No Guarantee or Liability. Neither the Company nor any of its Affiliates nor the Board or Committee makes any commitment or guarantee that:

(a)any federal or state tax treatment will apply or be available to any person eligible for the Restricted Stock; or

(b)the Common Stock will not suffer from loss or depreciation.
The Company, its Affiliates, the Board and the Committee shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock granted hereunder.

13.Execution of Receipts and Releases.

Any payment of cash or any issuance or transfer of shares of Common Stock or other property to Grantee, or to Grantee's legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Grantee or Grantee's legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

14.Notice and Waiver.

All notices to the Company required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing.

15.Confidential Information.

As partial consideration for the granting of the Restricted Stock hereunder, Grantee hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that Grantee has relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to Grantee's spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to Grantee, as a factor weighing against the advisability of granting any such future award to Grantee.

16.Severability.

In the event that any provision of the Restricted Stock or this Agreement is held illegal, invalid or unenforceable for any reason, such provision will be fully severable, but will not affect the remaining provisions of the Restricted Stock or this Agreement, and the Restricted Stock and this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never been included.

17.Governing Law.

The Restricted Stock and this Agreement will be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. The obligation of the Company to deliver Common Stock hereunder is subject to all applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.

Executed this [Grant Date].
METROPCS COMMUNICATIONS, INC.

/s/ J. Braxton Carter

J. Braxton Carter
CFO & Vice Chairman

You, as the above named Grantee, are not required to take any further action to accept the terms and conditions of this Agreement. If you, as Grantee, desire to accept the Agreement for the grant of Restricted Stock, subject to the terms and provisions hereof and the 2010 Plan and administrative interpretations of such 2010 Plan referred to herein, simply retain a copy of this Agreement for your records, and you shall be DEEMED to have ACCEPTED the Agreement and you shall be DEEMED to become a party to such Agreement, being bound to its terms and conditions. By acceptance, Grantee confirms that the 2010 Plan and the S-8 prospectus for the 2010 Plan have been made available to the Grantee, and that he or she has read and understands the S-8 prospectus relating to the issuance of the Restricted Stock granted under the terms and provisions of this Agreement and Restricted Stock Tax Withholding Acknowledgement delivered in connection with this Agreement.

If you DO NOT WISH TO ACCEPT this Agreement, you must provide written notice of your desire to reject the Agreement for the grant of Restricted Stock within thirty (30) days of the receipt of this Agreement and such written notice must be signed and dated. Please send such written notice to Stock Plan Administration, at 2250 Lakeside Blvd., Richardson, Texas, 75082, Attention: Lisa Sutter. Again you must return your written notice of rejection of this Agreement within 30 days of receipt of this Agreement.